NEWS RELEASE

FOR IMMEDIATE RELEASE

SINOBIOMED SUBSIDIARY COMMENCES PRODUCTION OF
RECOMBINANT ACIDIC FIBROBLAST GROWTH FACTOR (aFGF)

Shanghai, China - July 18, 2007 - Sinobiomed Inc.(the “Company”) (OTCBB:SOBM) is pleased to announce that Shanghai Wanxing Bio-pharmaceuticals Co., Ltd.’s (“Shanghai Wanxing” - an 82% owned subsidiary of the Company) has begun production of recombinant acidic Fibroblast Growth Factor (aFGF). Shanghai Wanxing’s production facility for aFGF recently received GMP Certification by the Chinese SFDA. As approved by the Chinese SFDA, aFGF is a drug for the treatment of ulceration including deep burns (more than 2nd degree burns) and chronic ulcers caused by burn wounds, diabetes, vascular diseases and bed sores. aFGF is expected to enter into the market in August 2007 with a production volume of approximately 20 million boxes per year. At present 200 distributors are negotiating with the company to distribute the product.

Shanghai Wanxing’s aFGF was licensed a Chinese patent in September of 2004 with protection period for 20 years. As approved by the SFDA, this product will be officially protected as a new drug for 7 years, which means for a period of 7 years the SFDA will not accept any other company’s new drug application of aFGF in China. This product will retail for $15.5/box.

ABOUT SINOBIOMED INC.

Sinobiomed Inc. is a leading Chinese developer of genetically engineered recombinant protein drugs and vaccines. Based in Shanghai, Sinobiomed currently has 10 products approved or in development: two on the market, one approved and awaiting a GMP certificate prior to market introduction, four in clinical trials and three in research and development. The Company’s products respond to a wide range of diseases and conditions, including malaria, hepatitis, surgical bleeding, cancer, rheumatoid arthritis, diabetic ulcers and burns, and blood cell regeneration. (www.sinobiomed.com)

Contact:

Sinobiomed Investor Relations
Toll Free: 1-866-588-0829
Email: info@sinobiomed.com

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Sinobiomed Inc., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Sinobiomed Inc. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Sinobiomed Inc. does not undertake any obligation to update any forward-looking statement, except as required under applicable law.